Exhibit 99.1
Letter Agreement

January 27, 2021

Alexander C. Kinzler
1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813
Email: akinzler@brninc.com

Ladies and Gentlemen:
Reference is hereby made to the Cooperation and Support Agreement (the “Agreement”), dated as of January 27, 2021, by and among Barnwell Industries, Inc. (the “Company”), MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, Bradley M. Tirpak and Ned L. Sherwood (collectively, the “MRMP Stockholders”).  Capitalized terms not defined in this letter (this “Letter”) shall have the meanings assigned to such terms in the Agreement.
This Letter is to confirm the agreement between the Company and Alexander C. Kinzler (“Mr. Kinzler”) in connection with the Agreement, with respect to Mr. Kinzler’s beneficial ownership of the Company Common Stock during the Standstill Period as follows:
1.
During the Standstill Period, Mr. Kinzler agrees that neither Mr. Kinzler, nor any of his Affiliates and controlled Associates, shall acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Company Securities, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities, without the consent of the Company’s Board; provided that Mr. Kinzler and his Affiliates may acquire beneficial ownership of, or economic exposure to, Company Securities, provided that, after giving effect to any such acquisition, Mr. Kinzler and his Affiliates, taken together, shall not have, in the aggregate, beneficial ownership of, or economic exposure to, more than twenty percent (20%) of the Company’s outstanding Company Securities that are entitled to vote at any meeting of the Company’s stockholders.

[Signature Pages Follow]

Very truly yours,

BARNWELL INDUSTRIES, INC.

By:	/s/ Russell M. Gifford
	Name:	Russell M. Gifford
	Title:	Chief Financial Officer,
Treasurer and Secretary

Agreed and accepted as of the date first written above:

By:	/s/ Alexander C. Kinzler
Name: Alexander C. Kinzler